Leatt Corp Financial Results for the Third Quarter 2016

CAPE TOWN, South Africa, November 10, 2016 – Leatt Corporation (OTCQB: LEAT) today announced its financial results for the third quarter ended September 30, 2016. Leatt Corporation develops and markets protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports. All financial numbers are in U.S. dollars.

For the three months ended September 30, 2016, revenues were $4.6 million, with net income of $39,000, or $0.01 per share, as compared to revenues of $4.7 million, with net income of $179,000, or $0.03 per share, for the 2015 third quarter.

For the nine months ended September 30, 2016, revenues were $13.2 million, with net income of $141,000, or $0.03 per share, as compared to revenues of $13.9 million, with net income of $657,000, or $0.13 per share, for the 2015 third quarter.

Total sales in the U.S. in the third quarter were up 33 percent over the third quarter of 2015, and up 19 percent over the first nine months of 2016, compared to the year earlier. Leatt neck brace revenues in the U.S. were up 12 percent for the third quarter compared to the same quarter of 2015.

“We are making solid progress in our overall strategic goal to broaden the scope of Leatt product design and development, targeting new and larger growth markets, year-round sports, and both pro and amateur athletes,” said CEO Sean Macdonald. “We continue to be encouraged during the quarter by our progress in the U.S., the world’s largest geographic market. Our sales and marketing results in the U.S. represents the best example of our strategy, our execution and our operational effectiveness. The U.S. is where we have our closest ties to the consumer and we believe that the progress we are seeing so far there bodes well for our future success.

“We shipped our first ever line of GPX motorcycle apparel to customers around the world during the third quarter, which we view as a tremendous accomplishment. We plan to commence shipping of this product line to the U.S. during the fourth quarter. This product line includes apparel such as gloves, jerseys, pants and jackets, expanding beyond our award-winning protective gear such as neck braces, helmets, knee braces, body armor, hydration systems and other parts and accessories. These new products are already generating an exciting reception in the media and among consumers, which has us all encouraged. In addition, we have a wide variety of other new, innovative products that we plan to launch into the global marketplace in the coming months.”

Founder and Chairman, Dr. Christopher Leatt, added, “Our dedicated team of engineers and designers have created the most extensive pipeline of new products in the history of Leatt. Commencing in the fourth quarter and continuing throughout 2017, we plan to reveal lighter, slimmer, yet more robust knee braces, designed for adults and juniors; the lightest and most comfortable helmets we have ever created for off-road moto sports; new full-face helmets with chin bars and visors for bicyclists; new all mountain and enduro helmets, a modification of our first helmets for more mainstream bicycle use; and our DBX bicycle apparel line. We are excited about the innovations that are queued up for future rollout in the marketplace.”

Mr. Macdonald went on to say that helmet sales, including the GPX 5.5 Composite helmet, the GPX 6.5 Carbon helmet, the DBX 6.0 Carbon helmet and the DBX 5.0 Composite helmets, accounted for $1.3 million dollars of revenues for the year to date.

“Our body armor and neck brace sales outside the U.S. continue to be negatively impacted by the strengthening of the U.S. dollar against the local currencies of our customers,” remarked Macdonald, “But we believe that our ongoing efforts will return improved results in 2017 and beyond.”

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations. At September 30, 2016, the Company had cash and cash equivalents of $1 million and there was no long term debt.

Business Outlook

“The early reviews for our new products, including new helmets and new apparel, have been very positive,” said Macdonald. That reception has given us confidence that we can continue to build on the traction we have developed in the U.S., and throughout the world in the longer term. Dr. Leatt and his team of engineers continue to advance the Leatt brand, known worldwide for safety and performance, and for the second year in a row the Leatt neck brace was rated Number 1 neck protection to buy in the VitalMX audience review. We expect that with our planned launch of new products in the coming months, we will create new revenue streams in a variety of new and more consumer-oriented markets.

“Finally, our riders continue to be our best ambassadors. We are extremely proud of the accomplishments this year of team rider Danny Hart, who won an unprecedented three UCI Downhill World Cup rounds in a row and the 2016 UCI Mountain Bike World championships. Our riders are our grassroots innovators and marketers and it is an honor to have them as part of the Leatt family.”

Conference Call:

The Company will host a conference call at 10:00 am ET on November 11, 2016, to discuss the 2016 third quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-888-348-8777 (USA) or +1-412-902-4245 (international) to access the call.

Audio Webcast:

There will also be a simultaneous live webcast through the Company’s website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay:

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (USA) or +1-412-317-6671 (international) and using passcode 10096164.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company’s website.

About Leatt Corporation:

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit: www.leatt-corp.com.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the “Company”) within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that the Company will continue to see success in the U.S. market and that the Company will create new revenue streams in a variety of new and more consumer-oriented markets; the beneficial impact that the Company’s planned future product launches in the global marketplace will have on the revenues of the Company in the fourth quarter and through 2017; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," “should,” “could,” "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company’s common stock as a “penny stock” and those listed in other reports posted on The OTC Markets Group, Inc.

Contacts:

Leatt Corporation
Sean Macdonald
Chief Executive Officer
Sean.Macdonald@leatt.com
+ (27) 21 557 7257

DresnerAllenCaron

Michael Mason (Investors)
mmason@dresnerallencaron.com
(212) 691-8087

Len Hall (Media)
lhall@dresnerallencaron.com
(949) 474-4300

-- Financial Tables Follow--

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS

	September 30, 2016	December 31, 2015
	Unaudited	Audited
Current Assets
Cash and cash equivalents	$953,418	$1,054,750
Short-term investments	58,190	58,172
Accounts receivable	3,258,193	2,901,699
Inventory	3,984,453	4,241,140
Payments in advance	531,653	208,030
Prepaid expenses and other current assets	492,388	1,070,774
Total current assets	9,278,295	9,534,565

Property and equipment, net	1,144,179	1,313,325
Deferred tax asset	115,000	115,000

Other Assets
Other receivables	-	90,000
Deposits	24,854	16,493
Intangible assets	68,703	61,273
Total other assets	93,557	167,766

Total Assets	$10,631,031	$11,130,656

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,471,045	$2,560,980
Income taxes payable	222,537	384,950
Short term loan, net of finance charges	38,636	658,639
Total current liabilities	2,732,218	3,604,569

Deferred tax liabilities	73,000	73,000

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,362,992 and 5,231,823 shares issued and outstanding	130,053	130,040
Additional paid - in capital	7,467,978	7,346,782
Accumulated other comprehensive loss	(599,295)	(710,032)
Retained earnings	824,077	683,297
Total stockholders' equity	7,825,813	7,453,087

Total Liabilities and Stockholders' Equity	$10,631,031	$11,130,656

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$4,631,557	$4,655,450	$13,152,964	$13,869,961

Cost of Revenues	2,183,072	2,201,924	6,206,741	6,407,946

Gross Profit	2,448,485	2,453,526	6,946,223	7,462,015

Product Royalty Income	16,224	75,268	69,755	147,469

Operating Expenses
Salaries and wages	548,829	501,156	1,754,043	1,649,801
Commissions and consulting expenses	144,480	108,020	444,472	445,396
Professional fees	110,700	126,407	363,018	587,572
Advertising and marketing	502,522	504,017	1,216,916	1,128,772
Office rent and expenses	66,593	60,775	193,745	183,826
Research and development costs	402,924	298,200	1,083,983	884,583
Bad debt expense (recovery)	16,216	59,314	(6,341)	78,775
General and administrative expenses	505,194	435,517	1,466,992	1,349,849
Depreciation	103,586	95,677	314,584	279,953
Total operating expenses	2,401,044	2,189,083	6,831,412	6,588,527

Income from Operations	63,665	339,711	184,566	1,020,957

Other Income (Expense)
Interest and other income (expense), net	(3,270)	18,840	65,539	26,821
Total other income (expense)	(3,270)	18,840	65,539	26,821

Income Before Income Taxes	60,395	358,551	250,105	1,047,778

Income Taxes	21,139	179,585	109,325	390,770

Net Income Available to Common Shareholders	$39,256	$178,966	$140,780	$657,008

Net Income per Common Share
Basic	$0.01	$0.03	$0.03	$0.13
Diluted	$0.01	$0.03	$0.03	$0.12

Weighted Average Number of Common Shares Outstanding
Basic	5,524,078	5,231,823	5,342,648	5,211,370
Diluted	5,662,540	5,542,844	5,481,109	5,522,391

Comprehensive Income
Net Income	$39,256	$178,966	$140,780	$657,008
Other comprehensive income, net of $0 and $0 deferred income taxes in 2016 and 2015
Foreign currency translation	78,818	(138,140)	110,737	(225,031)

Total Comprehensive Income	$118,074	$40,826	$251,517	$431,977